Exhibit 4.2

Corporate Consulting Service Agreement.

The following constitutes an agreement (the "Agreement") between Anna Brazier. ("Consultant"), 3375 West 8th Ave., Vancouver, BC, Canada V6X 3B7 and MERIDIAN CO., LTD., (hereinafter referred to as the "Client"):

CLIENT:           Meridian Co., Ltd.
ADDRESS:          4F, Heungseong Bldg., 197-3, Jamsilbon-dong, Songpa-gu
CITY/STATE/ZIP:   Seoul
CONTACT PERSON:   Republic of Korea
TELEPHONE:        82-2-2103-3300

CONSULTANT hereby agrees to perform corporate consulting and advisory services for the Client in conjunction with the development of corporate structure in US upon the fully negotiated terms and conditions set forth herein. Both parties agree that the terms and conditions of this agreement shall remain confidential unless otherwise agreed to in writing. In consideration of mutual promises made herein and for other good and valuable consideration, the sufficiency of which are hereby acknowledged by CONSULTANT and Client, both parties agree as follows:

1. Duties of CONSULTANT: CONSULTANT will provide the services as outlined below. (The services are subject to change with consent of the client should CONSULTANT find a more effective strategy.) These services are:

(a) Management Consulting" provide the management consulting in order for the Client to enhance as a public company in US:

- Developing organizational reviews, including business process reengineering, best practices studies, job task analysis
-  Developing and supervising management audits
-  Providing organizational strategies
- Developing management techniques required to strengthen the overall organization, policy analysis, program design and general management and technical assistance

(b)  "Press and Public Relations " - North American media programs:

-  Press releases
-  Media alerts
-  Speeches and presentations
-  Press kits
-  Press conferences
-  Distribution of press materials
-  Scheduling broadcast and/or print interviews
-  Media buying services

(c) "Consulting on Corporate Activities in US" - provide the Client the regulatory and financial advices regarding the business in US.

-  Business expansion in US
-  Corporate regulatory in North America
-  Business networking building

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2.  Optional Services:

(a) "Consulting on Corporate Activities in Europe" - provide the Client the regulatory and financial advices regarding the business in Europe.

-  Business expansion in Europe
-  Corporate regulatory in Europe
-  Business networking building
-  Subsidiary building in Europe

3. Client to Provide Information: Client agrees to provide CONSULTANT with any information and documents as may be requested by CONSULTANT in connection with the services to be performed for Client. The Client shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by CONSULTANT on behalf of Client.

4. Compensation: Client shall provide the minimum monthly retainer of $11,000 USD (or the equivalent amount of the Client's stocks at $0.16 USD per share) invoiced in advance each month

(a) Client shall provide the minimum monthly retainer of $11,000 USD (or the equivalent amount of the Client's stocks at $0.16 USD per share) invoiced in advance each month

(b) Client shall provide $3,000 USD (or the equivalent amount of the Client's stocks at $0.16 USD per share) for the Optional Service described in Section 2.

5. Indemnification: Client and CONSULTANT hereby agree to indemnify and hold harmless each other, their partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons of each of them) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which they are a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as the other party has not committed intentional or willful misconduct, or shall not have acted grossly negligent, in connection with the services which form the basis of the claim for indemnification. The parties further agree that neither party shall incur any liability on a count of this agreement or any acts or omissions arising out of or relating to this agreement except for such parties intentional or willful misconduct. This paragraph shall survive the expiration or termination of this agreement.

Please Initial:_____________ Client also expressly indemnifies CONSULTANT for ny future liabilities, either administrative, civil, or criminal related to the improper use by Client or its assigns of any and all documentation that is provided to Client by CONSULTANT pursuant to this Agreement.

Please Initial:_____________ Client hereby further agrees to indemnify CONSULTANT against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a "Claim"), in which CONSULTANT may be involved (whether as a witness or a party) as a result of any application or document filed or processed by CONSULTANT, on the Client's behalf, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of CONSULTANT, violates any statute, rule or order of any Federal, state or self-regulatory authority. Client agrees that CONSULTANT shall have no responsibility to verify the accuracy or adequacy of any statement, document, fact or information provided to CONSULTANT by Client or Client's attorney, accountant, representative or agents.

6. Compliance with Laws: CONSULTANT and Client hereby agree to fully comply with all applicable US Federal and State laws, criminal and civil, and specifically any and all Federal and State securities laws. The client is solely responsible for compliance with all applicable laws and regulations in jurisdictions outside of the US (ie Korea and other jurisdictions where securities are offered for sale).

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7.  Independent Contractor Status:  CONSULTANT shall perform its services under this contract as an independent contractor and not as an employee of Client or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that CONSULTANT shall have no authority to act for, or represent or bind Client or any affiliate thereof in any manner, except as provided for expressly in this Agreement or in writing by Client.

8. Amendment and Modification: Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties. No oral modifications to this Agreement may be made.

9. Entire Agreement: This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. The failure by CONSULTANT to insist on strict performance of any term or condition contained in this Agreement shall not be construed by Client as a waiver, at any time, of any rights, remedies or indemnifications, all of which shall remain in full force and effect from time of execution through eternity.

10. Agreement Binding: This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto. Client shall not assign its rights or delegate its duties under any term or condition set forth in this Agreement without the prior written consent of CONSULTANT.

11. Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

12. Governing Law: This Agreement shall be governed by the laws of the Province of British Columbia, and the venue for the resolution of any dispute arising thereof shall be in Province of British Columbia.


IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.

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MERIDIAN CO., LTD.






             /S/Hyeon Seong Myeong                             FEBRUARY 6TH 2004
By:  ______________________________________________            _________________
           Hyeon Seong Myeong, CEO/President                                Date





ANNA BRAZIER


     /S/ ANNA BRAZIER                                          FEBRUARY 6TH 2004
     ______________________________________________            _________________
     ANNA BRAZIER                                                           Date

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